Exhibit 10.18

December 5, 2003

Mr. Imtiaz (M.T.) Sattaur
17908 Bimini Isle Court
Tampa, Florida 33647

Dear M.T.:

As a follow up to our conversations, I am please to offer you the role of Senior Vice President, National Medicare Programs. We are all excited about your joining the team and the value you will bring to our organization.

On behalf of Comprehensive Health Management, Inc. (the “Company”), our TPA affiliate and a member of the WellCare group of companies, this letter will confirm our offer of employment by the Company on the following terms:

Position: Your position with the Company will be Senior Vice President, National Medicare Programs, and you will report directly to the Chief Executive Officer or his designee.

Location: Your principal place of employment will be our Tampa, Florida location, but you will be expected to undertake reasonable business travel, including to our locations in Florida, New York, Connecticut and, in the future, the other territories in which we operate.

Salary: You will receive salary at an annual rate of $250,000, payable bi-weekly in arrears.

Signing Bonus: You will receive a signing bonus of $100,000 upon your acceptance of this offer of employment.

Annual Bonus: You will be eligible to be considered for an annual bonus, and your potential bonus amount may be up to 50 percent of your base salary. However, the amount of this potential annual bonus (if any) depends on your individual performance and the performance of the Company, as determined by the Company and as may be paid in the Company’s sole discretion. For the year ending December 31, 2003, assuming that your employment with us commences by January 15, 2004, you will be eligible to receive up to one-fourth of the potential annual bonus amount, subject to the applicable performance criteria. You must be employed on the bonus payment date in order to be eligible for any such bonus.

Equity Distribution: Subject to board approval, you will be granted options to purchase 105,000 Class A Common Units of WellCare Holdings, LLC (“Holdings”), the parent entity of the WellCare companies, at the then-current fair market value. This grant would vest as to 25 percent of the options on the first anniversary of the grant date, and would vest as to the remaining 75 percent in 36 equal monthly installments thereafter, and would otherwise be subject to the terms and conditions of Holdings’ 2002 Employee Option Plan, including a standard one-year non-competition covenant following any separation of employment. We would be glad to answer any questions you may have regarding the terms of the Employee Option Plan or this equity grant. In the future, we expect that you would participate along with other members of the senior leadership team in additional equity grants that may become available as WellCare proceeds to the path of becoming a publicly traded company.

Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, you should be aware that your employment with the Company will be on an “at-will” basis, which may only be changed in a written agreement signed by you and the Chief Executive Officer of the Company.

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It is the Company’s policy that all employees are prohibited from using or disclosing any confidential information or trade secrets they may have learned through any prior employment. As we have discussed, you understand and agree that you have not and will not under any circumstances take with you any information or property (whether in written or electronic form) which belongs to your current employer absent express authorization to do so. You should also verify with your current employer its policy regarding return of property, including intellectual property, upon termination of employment.

This offer letter sets forth the entire agreement between us, regardless of any prior communications or understandings, and is contingent upon a positive check of your references. In addition, our offer is contingent upon your signing each of the Company’s standard new employee agreements (including a Confidentiality Agreement, Restrictive Covenant Agreement and Agreement to Repay Sign-on Bonus) as well as our other standard policies and procedures. We would be happy to answer any questions you may have in this regard.

We are very excited to commence a business relationship and support your successful impact upon WellCare. To accept this offer, please sign this letter and return it to me. This offer, if not accepted, will expire on December 15, 2003.

Please let me know if you have any questions. I look forward to working with you!

Sincerely,

Todd S. Farha
President and Chief Executive Officer

I have read and accept this employment offer.

/s/ MT SATTAUR

M.T. Sattaur

Date: 12/12/03

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